Exhibit 99.1

Scripps initiates quarterly dividend

Feb. 15, 2018

CINCINNATI — The board of directors of The E.W. Scripps Company (NYSE: SSP) has declared a cash dividend for the first quarter of 2018.

Scripps shareholders of record as of March 1, 2018, will receive 5 cents per share, payable on March 26, 2018. The dividend will be paid out of the company’s surplus.

This will mark the first time the company has paid a quarterly dividend since 2008.

“The decision by our board to initiate a quarterly dividend is a sign of confidence in the state of our business and faith in our strategy for the future,” said Adam Symson, Scripps president and chief executive officer. “We’re focused on strengthening our local media operations, anchored by our television stations, while we support the long-term value creation we see in the high-growth businesses we have in Katz, Midroll and Newsy.”

While the company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the board at its discretion. The declaration and payment of future dividends will be dependent upon, among other things, the company’s financial position, results of operations, cash flow and other factors.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including "Pickler & Ben," runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com